Exhibit 99.1

Amedisys, Inc.

$500,000,000 Senior Credit Facilities

Commitment Letter

February 18, 2008

Amedisys, Inc.

Amedisys Holding, L.L.C.

5959 S. Sherwood Forest Boulevard

Baton Rouge, Louisiana 70816

Attention: Mr. Dale Redman

Ladies and Gentlemen:

You (collectively, the “Borrower”) have requested that J.P. Morgan Securities Inc. (“JPM Securities”) and UBS Securities LLC (“UBSS”), as Co-Lead Arrangers and Joint Bookrunners (JPM Securities and UBSS collectively, the “Arrangers”, and, together with the Underwriters and the Syndication Agents (each as hereinafter defined), sometimes collectively “we” or “us”), agree to structure, arrange and syndicate bank financing up to an aggregate principal amount of $500,000,000.00, that JPMorgan Chase Bank, N.A. (“JPMCB”), serve as administrative agent (“Agent”) for the Senior Credit Facilities (as defined in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”)), and Oppenheimer & Co. Inc. (“Oppenheimer”) and UBSS serve as the Syndication Agents (Oppenheimer and UBSS, collectively, the “Syndication Agents”). The primary use of the proceeds of the Senior Credit Facilities will be for acquisitions, including the acquisition identified by you as “Elvis”. The Arrangers are pleased to advise you that they are willing to act as exclusive Arrangers for the Senior Credit Facilities. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Term Sheet.

Furthermore, JPMCB, UBS Loan Finance LLC (“UBS”) and CIBC, Inc. (“CIBC”, together with JPMCB and UBS, collectively the “Underwriters”) are pleased to advise you of (a) JPMCB’s commitment to provide $200,000,000 of the Facilities, (b) UBS’s commitment to provide $200,000,000 of the Facilities, and (c) CIBC’s commitment to provide $100,000,000 of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter and the attachments hereto, collectively, this “Commitment Letter”.

It is agreed that JPMCB will act as the sole and exclusive Agent for the Senior Credit Facilities, and the Arrangers will act as the sole and exclusive Arrangers for the Facilities, and Oppenheimer and UBSS will act as sole and exclusive the Syndication Agents for the Senior Credit Facilities. You agree that, except for two other institutions as Documentation Agents, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and the Arrangers shall so agree.

We reserve the right, prior to or after execution of the definitive financing documentation with respect to the Senior Credit Facilities, to syndicate the Senior Credit Facilities (including, in our discretion, all or part of the Underwriter’s commitments hereunder) to a group of financial institutions (together with the Underwriters, the “Lenders”) identified by us and approved by you, which approval will not be unreasonably withheld. Prior to the execution of this Commitment Letter, you agree to provide us in writing a list of all financial institutions not acceptable to you. The Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to

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assist (using commercially reasonable efforts) the Arrangers in completing a syndication satisfactory to them. Such assistance shall include (a) your syndication efforts, utilizing your existing lending relationships, (b) direct contact between (x) senior management and advisors of the Borrower and (y) the proposed Lenders, (c) assistance in the preparation of a confidential information memorandum and other marketing materials (collectively, the “Confidential Information Memorandum”) to be used in connection with the syndication, (d) if sufficient commitments have not been obtained in the opinion of the Arrangers, at the request of the Arrangers, meeting with Moody’s Investors Service and Standard & Poor’s Ratings Group at least two weeks prior to the Closing Date (as defined in the Term Sheet) in order to obtain, at your expense, monitored public ratings of the Senior Credit Facilities, (e) the hosting, with the Arrangers, of one or more meetings of prospective Lenders, and (f) as set forth in the next paragraph, assistance in the preparation of materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”).

You will assist us in preparing Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that the Arrangers, the Syndication Agents and Public-Siders consisting of publishing debt analysts may participate in any meetings or telephone conference calls held pursuant to clause (d) of the immediately previous paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls except as permitted by law, but in no event shall such analysts publish any such information (i) until the syndication of the Senior Credit Facilities has been completed upon the making of allocations by the Arrangers and the Arrangers freeing the Senior Credit Facilities to trade or (ii) in violation of any confidentiality agreement between you and the Arrangers, the Underwriters or the Syndication Agents.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Arrangers and the Syndication Agents in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Arrangers and the Syndication Agents for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) notification of changes in the Senior Credit Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Borrower hereby authorizes the Arrangers and the Syndication Agents to distribute drafts of definitive documentation with respect to the Senior Credit Facilities to Private-Siders and Public-Siders.

The Arrangers and the Syndication Agents, in consultation with you, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Arrangers and the Syndication Agents, the Arrangers and the Syndication Agents will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. The Arrangers and the Syndication Agents hereby expressly disclaim any fiduciary or similar obligations to you or any of your subsidiaries, your stockholders or

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February 18, 2008

creditors or any other person in connection with any activity that the Arrangers may take, either in connection with the Senior Credit Facilities or any matters leading up to the documentation and closing of the Senior Credit Facilities, and you hereby confirm your understanding and agreement to that effect. Additionally, the Borrower acknowledges and agrees that the Arrangers and the Syndication Agents are not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Arrangers and the Syndication Agents shall have no responsibility or liability to the Borrower with respect thereto. Any review by the Arrangers or the Syndication Agents of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the respective Arranger, the Syndication Agents and the Underwriters and shall not be on behalf of the Borrower.

To assist the Arrangers and the Syndication Agents in their syndication efforts, you agree promptly to prepare and provide to the Arrangers, the Syndication Agents and the Underwriters all information with respect to the Borrower and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Senior Credit Facilities. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to the Underwriters, the Arrangers or the Syndication Agents by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Underwriters, the Arrangers or the Syndication Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of making the Projections. You agree to supplement the Information and the Projections from time to time and agree to promptly advise us and the Lenders of all developments materially affecting Borrower, Elvis, any of their respective subsidiaries or affiliates or the transactions contemplated hereby or the accuracy of Information and Projections previously furnished to us or any of the Lenders. You understand that in arranging and syndicating the Senior Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

As consideration for the Underwriters’ commitments hereunder and the Arrangers’ and the Syndication Agents’ agreement to perform the services described herein, you agree to pay the nonrefundable fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”). In addition, you agree to reimburse the Underwriters, the Arrangers, the Syndication Agents and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Senior Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.

The Underwriters’ commitments hereunder and the Arrangers’ and the Syndication Agents’ agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change which we determine has had or could reasonably be expected to have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, liabilities or prospects of either (i) the Borrower and its subsidiaries, taken as a whole, since September 30, 2007 or (ii) Elvis and its subsidiaries, taken as a whole, since March 31, 2007, (b) the completion of and satisfaction in all respects with our legal (including, without limitation, formation, good standing, existence, absence of liens and authority), tax and environmental due diligence investigation of the Borrower and Elvis not having revealed any matter or condition described in the preceding clause (a), (c) there shall not be any pending or threatened litigation or other proceedings (private or governmental) seeking to prevent consummation of the transactions

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contemplated by this Commitment Letter, (d) our not becoming aware after the date hereof of any information with respect to the business, operations, condition, assets or liabilities of either (i) the Borrower and its subsidiaries, taken as a whole, which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, or (ii) Elvis and its subsidiaries, taken as a whole, which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (e) the negotiation, execution and delivery on or before April 30, 2008 of definitive documentation with respect to the Facilities satisfactory to the Underwriters and their counsel, including ancillary documentation, related guarantees and other support documentation, and (f) the other conditions set forth or referred to in the Term Sheet and all other agreements in this Commitment Letter being complied with. The terms and conditions of the Underwriters’ commitments hereunder and of the Senior Credit Facilities are not limited to those set forth herein. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Underwriters, the Arrangers, the Syndication Agents and the Borrower.

From the date of this Commitment Letter until the completion of syndication of the Senior Credit Facilities (as determined by us and notified in writing to you), you will ensure that no financing (other than the financing provided by the Facilities) for Borrower, Elvis or any of your or their respective subsidiaries or affiliates is announced, marketed or syndicated without our prior written consent if such announcement, marketing or syndication would have, in our judgment, a detrimental effect upon the transactions contemplated hereby.

You agree, jointly and severally, to indemnify and hold harmless the Underwriters, the Arrangers, the Syndication Agents, their affiliates and their respective officers, directors, employees, advisors and agents (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Senior Credit Facilities, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such Indemnified Person to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person, and provided further, that unless there is a conflict of interest that requires multiple representation, the Indemnified Person shall be represented, to the greatest extent possible, by one law firm and/or counsel selected by the Indemnified Persons involved in the same claim, litigation, investigation or proceeding. If the indemnification provided for in this paragraph is not available for any reason, you agree to contribute to the losses, claims, damages, liabilities and expenses involved (a) in the proportion appropriate to reflect the relative benefits received or sought to be received by you, your stockholders, affiliates and other constituencies, on the one hand, and all Indemnified Persons, on the other hand, in connection with the transactions contemplated by this Commitment Letter or (b) if (but only if and to the extent) the allocation provided for in immediately preceding clause (a) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in the immediately preceding clause (a) but also the relative fault of you, your stockholders, affiliates and other constituencies, on the one hand, and all Indemnified Persons, on the other hand, as well as any other relevant equitable considerations. You agree that for purposes of this paragraph the relative benefits received, or sought to be received, by you, your stockholders, affiliates and other constituencies, on the one hand, and all Indemnified Parties, on the other hand, in connection with the transactions contemplated hereby shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by you, your stockholders, affiliates and other constituencies as a result of or in connection with the transactions contemplated hereby (whether or not consummated) bears to the fees paid to us in connection with the transactions contemplated hereby or the Fee Letter; provided that in no event shall you contribute less than the amount necessary to assure that we are not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by us

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pursuant to this Commitment Letter, the Fee Letter or in connection with the transactions contemplated hereby. You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment against an Indemnified Person, you shall, subject to the proviso in the preceding sentence, indemnify such Indemnified Person from and against any loss or liability by reason of such settlement or judgment. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. No Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with its activities related to the Senior Credit Facilities.

This Commitment Letter shall not be assignable by you without the prior written consent of the Underwriters, the Arrangers and the Syndication Agents (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, the Underwriters and the Arrangers. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY ARISING OUT OF OR RELATING TO THE SENIOR CREDIT FACILITIES, THIS COMMITMENT LETTER, THE FEE LETTER, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF SERVICES HEREUNDER (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND (B) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LEGAL PROCEEDING IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the Borrower, together with all affiliates of the foregoing (collectively, the “Permitted Holders”), (b) to the officers, directors, employees, attorneys, accountants, agents and advisors of the Borrower and the Permitted Holders who are directly involved in the consideration of this matter on a “need to know” and confidential basis and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking, or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or compulsory legal process (in which case you agree to inform us promptly thereof or, if prior notice is not practicable, prompt subsequent notice), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

We reserve the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion. You also agree that the

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Underwriters may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to the Borrower, Elvis, or any of their respective subsidiaries or affiliates (including, without limitation, information relating to creditworthiness) and the transactions contemplated hereby. We agree to treat, and cause any such affiliate to treat, all non-public information provided to us by you as confidential information in accordance with customary financial industry practices.

You acknowledge that the Underwriters, the Arrangers, the Syndication Agents and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the Facilities and otherwise. Each Underwriter, each Arranger and each Syndication Agent agree on behalf of themselves and their affiliates that they will not use confidential information obtained from you by virtue of this Commitment Letter, the Facilities or its other relationships with you in connection with the performance by the Underwriters, any Arranger or any Syndication Agent of services for other companies, and the Underwriters, the Arrangers and the Syndication Agents will not furnish any such information to other companies. You also acknowledge that the Underwriters, the Arrangers and the Syndication Agents have no obligation to use in connection with the Facilities, or to furnish to you, confidential information obtained from other companies.

The reimbursement, indemnification, waiver of liability, confidentiality, governing law and forum provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Underwriters’ commitments hereunder; provided, that your obligations under this Commitment Letter, other than those arising under the third, ninth and tenth paragraphs hereof, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Senior Credit Facilities to the extent provided in such documentation upon the initial funding thereunder. To the extent not provided in definitive financing documentation with respect to the Facilities, the syndication and clear market provisions contained herein shall survive the execution and delivery of such definitive financing documentation.

In order to enable the Arrangers, the Syndication Agents and the Underwriters to bring relevant expertise to bear on their engagements under this Commitment Letter from among their global affiliates, the Company agrees that the Arrangers, the Syndication Agents and the Underwriters may perform the services contemplated hereby in conjunction with their affiliates, and that any of the Arrangers’, the Syndication Agents’ or the Underwriters’ affiliates performing services hereunder shall be entitled to the benefits and subject to the terms of this Commitment Letter.

The Arrangers and the Syndication Agents shall have the right to review any public announcement or public filing made after the date hereof relating to any of the transactions contemplated hereby or relating to the Arrangers and the Syndication Agents or any of their affiliates, as the case may be, before any such announcement or filing is made. You have the right to review any public announcement or public filing made by us after the date hereof relating to any of the transactions contemplated hereby or relating to the Senior Credit Facilities, to you or to any of your affiliates, as the case may be, before any such announcement or filing is made.

Upon the earliest to occur of (a) the execution and delivery of the definitive documentation with respect to the Senior Credit Facilities by all of the parties thereto, (b) April 30, 2008, if such documentation shall not have been executed and delivered by all such parties prior to that date and (c) if earlier than (b), the date of termination of the acquisition of Elvis pursuant to the Acquisition Documents, this Commitment Letter and the commitments of the Underwriters hereunder and the agreement of the Arrangers and the Syndication Agents to provide the services described herein shall automatically terminate unless the Underwriters and the Arrangers shall, in their discretion, agree to an extension.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on February 18, 2008. The Underwriters’ commitments and the Arrangers’ agreements herein will expire at such time in the event the Underwriters have not received such executed counterparts in accordance with the immediately preceding sentence.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -

SIGNATURE PAGE FOLLOWS]

The Underwriters, the Arrangers and the Syndication Agents are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Suzanne H. Marquette
Name:	Suzanne H. Marquette
Title:	Senior Vice President

J.P. MORGAN SECURITIES INC.

By:	/s/ John A. Stucker
John A. Stucker
Vice President

UBS LOAN FINANCE LLC

By:	/s/ Jessie Latham
Name:	Jessie Latham
Title:	Director

By:	/s/ Barbara S. Wang
Name:	Barbara S. Wang
Title:	Director and Counsel
Region Americas Legal

UBS SECURITIES LLC

By:	/s/ Jessie Latham
Name:	Jessie Latham
Title:	Director

By:	/s/ Barbara S. Wang
Name:	Barbara S. Wang
Title:	Director and Counsel
Region Americas Legal

CIBC INC.

By:	/s/ Caroline Adams
Name:	Caroline Adams
Title:	Authorized Signatory

OPPENHEIMER & CO. INC.

By:	/s/ Doug Cornett
Name:	Doug Cornett
Title:	Managing Director

Accepted and agreed to as of the date first written above by:

AMEDISYS, INC.

By:	/s/ Dale Redman
Name:	Dale Redman
Title:	CFO

AMEDISYS HOLDING, L.L.C.

By:	/s/ Larry Graham
Name:	Larry Graham
Title:	President

Exhibit A

$500,000,000 SENIOR CREDIT FACILITIES

Summary of Terms and Conditions

February 18, 2008

I.	Parties

Borrower:	Amedisys, Inc. and Amedisys Holding, L.L.C., jointly and severally (collectively, the “Borrower”).

Guarantors:	All material subsidiaries of the Borrower such that Loan Parties (as hereinafter defined) contribute no less than ninety-five percent (95%) of the consolidated net revenues and EBITDA (such parties, together with the Borrower, sometimes collectively referred to as “Loan Parties”).

Arrangers:	J.P. Morgan Securities Inc. ( “JPM Securities”) and UBS Securities LLC (“UBSS”) as Co-Lead Arrangers and Joint Bookrunners (JPM Securities together with UBSS in such capacity, collectively, the “Arrangers”).

Agent:	JPMorgan Chase Bank, National Association (“JPMCB” and, in such capacity, the “Agent”).

Syndication Agents:	Oppenheimer & Co. Inc. and UBSS (collectively, the “Syndication Agents”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB, UBS Loan Finance LLC, and CIBC Inc., arranged by the Arrangers (collectively, the “Lenders”).

Closing Date:	The date upon which all conditions precedent shall be satisfied; anticipated to be on or before March 31, 2008, but in no event later than April 30, 2008 (the “Closing Date”).

II.	Facility Type and Amounts

Facilities:

$500,000,000 in senior credit facilities comprised of one or more of the following: (a) a five (5) year unsecured revolving credit facility (the “Revolving Credit Facility”) up to $250,000,000, as more particularly described below, (b) a five (5) year unsecured term loan facility, as more particularly described below (the “Term Facility”, together with the Revolving Credit Facility, the “Senior Credit Facilities”) of $250,000,000 minus the amount of any debt securities issued, offered and sold by the Borrower pursuant to a private placement on or prior to the Closing Date (the “Senior Notes”, together with the Senior Credit Facilities, collectively the “Facilities”); provided, that, on March 11, 2008, the Arrangers may elect, in their sole discretion, to reallocate to the Term Facility the amount of the Senior Notes that have not been committed as of such date, provided further, that the first $100,000,000 of Senior Notes issued will reduce the aggregate commitments to the Term Facility and that any incremental remainder of Senior Notes issued will reduce the aggregate commitments to the Revolving Credit Facility (but in no event to an amount less than $150,000,000).

Accordion Feature:	Provided no default or event of default has occurred and is continuing, the Borrower may request to increase the commitments of the Lenders under the (a) Revolving Credit Facility by an aggregate amount of up to $50,000,000 in minimum increments of $10,000,000, and (b) the Term Facility by an aggregate amount of up to $100,000,000 in minimum increments of $10,000,000, subject, in each case, to certain conditions to be determined. Notwithstanding the foregoing to the contrary, the (i) increase of the commitments for the Senior Credit Facilities in the aggregate shall not exceed $100,000,000, and (ii) each Lender may elect to participate in such increased commitment in its sole discretion.

A.	Revolving Credit Facility

Availability:

Upon satisfaction or waiver of the conditions precedent to the initial advance set forth in the Credit Documentation (as hereinafter defined), the Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth (5th) anniversary thereof (the “Revolving Credit Termination Date”).

Letters of Credit:

A portion of the Revolving Credit Facility not in excess of $15,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMCB (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of the Revolving Credit Facility) on the same business day. To the extent that the Borrower does not reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:	A portion of the Revolving Credit Facility not in excess of $15,000,000 shall be available for swing line loans (the “Swing Line Loans”) from JPMCB (in such capacity, the “Swing Line Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:	The Revolving Credit Termination Date.

Purpose:	The proceeds of the Revolving Credit Facility shall be used to provide funding for acquisitions (including a portion of the price of an acquisition identified by the Borrower as “Elvis” (herein so defined)), to finance working capital needs, and for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business, including capital expenditures and other permitted acquisitions, and to refinance the Existing Indebtedness and all indebtedness, if any, of Elvis. As used herein, the term “Existing Indebtedness” shall mean all indebtedness, if any, under the $100,000,000 Revolving Credit Facility dated as of October 24, 2007 by and among the Borrower, certain subsidiaries of the Borrower, as Guarantors, various lenders, CIBC World Markets Corp., as Joint Lead Arranger and Joint Book Runner, JPM Securities, as Joint Lead Arranger, Joint Book Runner and Syndication Agent, and Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent.

B.	Term Loan Facility

Availability:	Upon satisfaction or waiver of the conditions precedent to the initial advance set forth in the Credit Documentation, the Term Facility shall be available in a single advance on the Closing Date.

Maturity:	On the fifth (5th) anniversary of the Closing Date.

Purpose:	The proceeds of the Term Facility shall be used to provide funding for acquisitions (including a portion of the price of an acquisition identified by the Borrower as Elvis) and to refinance Existing Indebtedness and all indebtedness, if any, of Elvis.

Amortization:	$7,500,000 per calendar quarter.

Mandatory Prepayments:	The Term Facility shall be prepaid with (a) the net proceeds from the sale of assets not in the ordinary course of business (subject to baskets, 270-day reinvestment provisions and other limited exceptions); and (b) as long as the Total Leverage Ratio is > 2.50 to 1.00, fifty percent (50%) of the net proceeds from the sale of the Borrower’s common stock.

III.	Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced by the Borrower in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

IV.	Certain Conditions

Initial Conditions:	The availability of the Senior Credit Facilities shall be conditioned upon satisfaction of, among other things, the following conditions precedent:

(a) The Borrower shall have executed and delivered definitive financing documentation (the “Credit Documentation”) with respect to the Senior Credit Facilities reasonably acceptable in form and substance to the Arrangers and the fulfillment of all conditions thereunder, including without limitation, verifying that all governmental and third party approvals necessary or, in the discretion of the Agent, advisable in connection with the financing and the transactions contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect.

(b) The Lenders, the Agent, the Arrangers and the Syndication Agents shall have received all fees required to be paid as a condition to the funding of the Senior Credit Facilities, and all costs, fees and expenses (including, without limitation, legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) for which invoices have been presented, on or before the Closing Date.

(c) The Lenders under the Senior Credit Facilities shall have received (i) audited consolidated financial statements of the Borrower and Elvis for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower and Elvis for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

(d) The Lenders under the Senior Credit Facilities shall have received such legal opinions, documents and other instruments as are customary for transactions of this type or as they may reasonably request in each case in form and substance reasonably satisfactory to the Arrangers and the Syndication Agents.

(e) The payment in full of the Existing Indebtedness and all indebtedness of Elvis.

(g) Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(h) The Arrangers shall have received, in form and substance reasonably satisfactory to the Arrangers, copies of the documentation relating to the acquisition of Elvis and all exhibits and disclosures schedules thereto (the “Acquisition Documents”).

(i) All conditions/requirements pursuant to the Commitment Letter shall have been satisfied, and the Closing Date shall not occur less than 21 days after the delivery of the final Confidential Information Memorandum prepared in connection with the Senior Credit Facilities; provided, that in the event there is a reallocation of the uncommitted Senior Notes to the Term Facility on or before March 11, 2008, the Arrangers shall be entitled to a period of not less than 20 days after such date to market the financing prior to the Closing Date.

The availability of the Senior Credit Facilities shall be conditioned upon satisfaction of, among other things, (i) the closing of the acquisition of Elvis in accordance with the Acquisition Documents without material waiver or amendments thereof unless consented to by the Underwriters, and (ii) the payment in full of the existing indebtedness of Elvis.

On-Going Conditions:	The making of each extension of credit shall be conditioned upon (a) the accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse effect and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation, a “material adverse effect” shall mean a material adverse effect on (a) the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole; (b) the ability of the Loan Parties to fully and timely perform their obligations under the Credit Documentation; (c) the legality, validity, binding effect or enforceability against the Loan Parties of the Credit Documentation; or (d) the rights, remedies and benefits available to, or conferred upon, any beneficiary under any Credit Documentation.

VI.	Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

Representations and Warranties:	With respect to the Borrower and its subsidiaries: financial statements; absence of undisclosed liabilities; no material adverse effect; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; projections; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; health care matters; accuracy of disclosure; solvency; Patriot Act; and anti-terrorism law compliance, including customary and agreed-upon exceptions, baskets and carve-outs.

Affirmative Covenants:	With respect to the Borrower and its subsidiaries: delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence, material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property, books and records; notices of defaults, litigation and other material events; compliance with environmental laws; and participation in third party payor programs.

Financial Covenants:	Total Leverage Ratio

The Borrower and its Subsidiaries will not permit the ratio of Consolidated Total Debt (as hereinafter defined) to Consolidated Adjusted EBITDA (as hereinafter defined), based upon a rolling four quarters basis, as of the last day of any fiscal quarter ending on the date set forth below under the heading “Testing Period” to be greater than the ratio set forth below under the heading “Ratio”:

Testing Period	Ratio
Effective Date through September 30, 2008	3.50 to 1

December 31, 2008 through September 30, 2009	3.00 to 1

December 31, 2009 through the maturity date of the Senior Credit Facilities	2.50 to 1

Fixed Charge Coverage Ratio:

The Borrower and its Subsidiaries will not permit the Fixed Charge Coverage Ratio (as hereinafter defined) as of the last day of any fiscal quarter, based upon a rolling four quarters basis, beginning with the fiscal quarter ending March 31, 2008 to be less than 1.25 to 1.00 for any fiscal quarter.

As used herein, the following terms have the meanings specified below:

“Consolidated Adjusted EBITDA” means, for any period, an amount determined on a consolidated basis for the applicable Person equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for Taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) Restructuring Charges, and (g) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) minus (ii) other non-cash items increasing Consolidated

Net Income for such period (excluding (A) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items in any prior period and (B) any such non-cash item to the extent it will result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period). Except where otherwise indicated, “Consolidated Adjusted EBITDA” refers to Consolidated Adjusted EBITDA of the Borrower and its consolidated Subsidiaries.

“Consolidated Adjusted EBITDAR” means, with reference to any period, Consolidated Adjusted EBITDA for such period plus, without duplication, to the extent deducted from revenues in determining Consolidated Net Income for such period, Consolidated Rent, calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP for such period.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash for such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, debt issuance costs, debt discount or premium and other financing fees and expenses paid on or before the Closing Date.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Borrower and its consolidated Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, (b) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (c) any after-tax gains or losses attributable to a Material Asset Sale or returned surplus assets of any Pension Plan, and (d) (to the extent not included in clauses (a) through (c) above) any net extraordinary non-cash gains or net extraordinary non-cash losses.

“Consolidated Rent” means, for any period, the rent expensed for the use of improved and unimproved real property on the financial statements of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP (without giving effect to original issue discount).

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof;

(ix) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement be deemed “Indebtedness” for any purpose under the definitive financing documentation.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any fiscal quarter of (i) Consolidated Adjusted EBITDAR minus Consolidated Capital Expenditures minus provisions for Taxes based on income, all for the four-fiscal quarter period then ending, to (ii) scheduled payments of principal on Indebtedness of Borrower and its Subsidiaries plus Consolidated Cash Interest Expense plus Consolidated Rent Expense plus Restricted Payments, all for such four-fiscal quarter period.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding.

“Restructuring Charges” means charges for reasonable out-of-pocket legal, due diligence, audit and investment banking fees expensed on or before June 30, 2008 in connection with the negotiation and completion of the transactions contemplated in connection with this Agreement; provided that Restructuring Charges shall be limited to the maximum aggregate amount of $10,000,000.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

The following defined terms used in the above definitions shall be substantially similar to those used in the Existing Indebtedness: Person, Taxes, Subsidiaries, GAAP, Capital Leases, Interest Rate Agreement, Material Asset Sale, Pension Plan, ERISA, Lien and Governmental Authority.

Negative Covenants:	Limitations, subject to customary and agreed-upon exceptions, baskets and carve-outs, on the Borrower and its subsidiaries: indebtedness (except for (i) capital leases and purchase money not to exceed $10,000,000 in the aggregate; (ii) indebtedness assumed in connection with acquisitions not to exceed $20,000,000 in the aggregate; (iii) sale leaseback of the Baton Rouge headquarters; (iv) other secured indebtedness not to exceed $10,000,000 outstanding at any time; (iv) unsecured senior notes issued on or about the Closing Date up to $200,000,000; (v) unsecured seller financing not to exceed $75,000,000 outstanding at any time; or (vi) other unsecured indebtedness not to exceed $10,000,000 in the aggregate outstanding at any time); liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets (except for (i) the proceeds of which for (x) any fiscal year does not exceed $50,000,000, and (y) during the term of the Senior Credit Facilities, does not exceed $100,000,000, provided that, in each case, the consideration is for fair market value and 90% or more is paid in cash); leases; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances (except for (i) loans and advances to employees not to exceed $1,000,000 in the aggregate; (ii) investments in joint ventures in which the Borrower or any of its subsidiaries owns less than 50% of the capital stock not to exceed $10,000,000 in the aggregate; and (iii) other investments not to exceed $5,000,000 at any time); investments in acquisitions (shall be permitted as long as the Total Leverage Ratio after giving pro forma effect to such acquisition is (x) less than 2.50 to 1.00 or (y) is less than the Total Leverage Ratio limitation then in effect less .25x and all acquisitions including the proposed acquisition during the preceding twelve month period have not exceeded $30,000,000 in the aggregate); optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; restricted payments (permitted so long as no default or event of default occurs or is continuing); sale and leasebacks (except as otherwise permitted); changes in fiscal year; negative pledge clauses; and changes in lines of business.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of three business days; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of ten business days); cross-default; bankruptcy events; certain ERISA events (with thresholds to be agreed upon); material monetary judgments (with thresholds to be agreed upon) or material non-monetary judgments; invalidity of guarantees; and a change of control.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of the Lenders holding not less than 51% of the aggregate amount of the Revolving Credit Facility and unused commitments under the Revolving Credit Facility plus the Term Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or final maturity of any loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

    Assignments

and Participations:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, (b) the Agent, unless a term loan is being assigned to a Lender, an affiliate of a Lender or an approved fund or (c) the Issuing Bank, unless a term loan is being assigned. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, in the case of a Revolving Credit Facility commitment, and $1,000,000, in the case of a Term Facility commitment, unless otherwise agreed by the Borrower and the Agent.

The Lenders shall also be permitted to sell participations in their loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Senior Credit Facilities only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

    Expenses and

Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agent, the Arrangers and the Syndication Agents associated with the syndication of the Senior Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Agent, the Syndication Agents and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Agent, the Arrangers, the Syndication Agents and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:	State of New York.

    Counsel to the

    Agent

and the Arrangers:	Gardere Wynne Sewell LLP

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the loans evidenced by the Senior Credit Facilities (“Loans”) comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin.

provided, that all Swing Line Loans shall bear interest based upon the ABR.

As used herein:

“ABR” means the higher of (i) the rate of interest publicly announced by the Agent as its prime rate in effect (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5% per annum.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means a percentage per annum determined by reference to the Total Leverage Ratio in effect from time to time as set forth below in accordance with the pricing grid attached hereto as Annex II-A.

“LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for one, two, three or six months and, to the extent available to each applicable Lender, nine or twelve months (as selected by the Borrower) are quoted on the Telerate screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fee:	The Borrower shall pay a commitment fee calculated at the rate per annum set forth on the pricing grid below as the Commitment Fee Rate on the average daily unused amount of the Revolving Credit Facility, payable quarterly in arrears.

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Senior Credit Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Pricing Grid:

	Total Leverage Ratio	Applicable Margin for LIBO Rate Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
Level I	≥3.00x	2.00%	1.00%	0.400%
Level II	<3.00x ≥ 2.50x	1.75%	0.75%	0.350%
Level III	<2.50x ≥ 2.00	1.50%	0.50%	0.300%
Level IV	<2.00x ≥ 1.50	1.25%	0.25%	0.250%
Level V	<1.50x≥ 1.00	1.00%	0.00%	0.200%
Level VI	<1.00x	0.75%	0.00%	0.15%

Until the receipt by the Lenders of the Borrower’s quarterly compliance certificate due for the quarter ending June 30, 2008, the Total Leverage Ratio shall be deemed to be at Level II.